EXHIBIT 99.1


                                                    THE KEITH COMPANIES | TKC



NEWS RELEASE FOR DECEMBER 3, 2001 AT 7:30 AM EST

Contact:
The Keith Companies, Inc.                      Allen & Caron, Inc
Aram Keith                                     Lynn Johnson (investors), or
CEO & Chairman of the Board                    LYNN@ALLENCARON.COM
2955 Red Hill Ave.                             Matt Clawson
Costa Mesa, CA 92626                           MATT@ALLENCARON.COM
(714) 668-7001                                 (949) 474-4300
(714) 668-7026 Fax
WWW.KEITHCO.COM



               THE KEITH COMPANIES ACQUIRES UNIVERSAL ENERGY, INC.

           TEXAS-BASED POWER ENGINEERING SERVICES FIRM SPECIALIZES IN
                   DOMESTIC AND INTERNATIONAL ENERGY PROJECTS

COSTA MESA, CA (December 3, 2001). The Keith Companies, Inc. (Nasdaq:TKCI), an engineering and consulting services company, today announced that as part of its strategy to expand the Company's areas of coverage and services through acquisition it has acquired Houston, TX-based Universal Energy, Inc. (UEI) and its wholly owned subsidiary Amerex International, Inc. A privately held company, UEI provides professional services to engineering and construction firms and owners/developers in the power industry. The agreement included purchasing UEI for an undisclosed all-cash initial purchase price along with an earnout provision. This acquisition, which closed on November 30, 2001, is the second strategic acquisition completed by The Keith Companies since late September 2001.

     Founded in 1994, UEI provides start-up management, technical support, facility acquisition analysis, operations and maintenance, and manpower augmentation services to the power industry. UEI conducts business on projects domestically and internationally including projects in Europe, Asia, and South America. UEI provides professional services for numerous clients, many of which are Fortune 500 companies that generate power or manufacture power plant equipment.

     UEI will continue to operate from its main offices, and the senior management and owners of UEI will remain active in day-to-day operations. In addition to increasing the number of Company divisions, the acquisition of UEI adds operations on a number of project sites including those in Rio de Janeiro. UEI also adds a total of approximately 75 employees and contracted professionals to the Company's current employee base of approximately 655.

     Universal Energy President Jerry Evans stated, "UEI's mission and scope of services remains the same. In fact, this decision was made to support our continued growth. We are pleased to be joining forces with this strong organization."

     According to The Keith Companies Chairman and CEO Aram H. Keith, "The added services and geographic coverage that UEI offers will provide significant added value to our firm. The diverse package of services we can now provide to power and energy clients, through the combination of our ESI, PEC, and UEI divisions, can support the design, testing, commissioning and startup, and operation and maintenance needs for generation, transmission and other sector-specific services."

     "As we continue with our business plan implementation", added Keith, "the addition of UEI will increase our operational footprint in the sunbelt and overseas, it will enhance our capacity via a group of seasoned consulting professionals and it will benefit our existing clients through a more comprehensive package of service offerings. Even after acquiring UEI, our cash position as well as our overall balance sheet remains very healthy allowing us to continue our acquisition strategy."

     As a result of this acquisition, The Keith Companies is increasing its annual 2002 guidance. Estimated net revenue is projected to increase by $11 million to $12 million, increasing the total estimated net revenue range for 2002 to $82 million to $88 million. Diluted earnings per share is anticipated to increase by $0.10 to $0.14 bringing the total estimated 2002 diluted earnings per share range to $0.80 to $0.92. Due to only one month of operating results from UEI and the commencement of the integration process, the Company is not changing its fourth quarter 2001 guidance.

ABOUT THE KEITH COMPANIES

     The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company with offices located throughout the western United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental, and water and cultural resources, that are needed to effectively plan, engineer, and design state-of-the-art facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, fire protection systems, and power plants. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's website at WWW.KEITHCO.COM.


     CERTAIN STATEMENTS IN THIS NEWS RELEASE, INCLUDING, BUT NOT LIMITED TO FOURTH QUARTER 2001 AND ANNUAL 2002 GUIDANCE, INCLUDE FORWARD-LOOKING STATEMENTS THAT EXPRESS OUR EXPECTATION, PREDICTION, BELIEF, OR PROJECTION. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENT OF THE KEITH COMPANIES TO BE MATERIALLY AND ADVERSELY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENT EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE AND THAT MAY AFFECT THE COMPANY'S PROSPECTS IN GENERAL INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE RATE OF ECONOMIC GROWTH IN THE UNITED STATES AND OTHER MAJOR INTERNATIONAL ECONOMIES, THE DEMAND FOR

ELECTRICITY AND THE IMPACT ON POWER PROVIDERS' PLANS FOR EXPANDING GENERATION FACILITIES, INCREASING COMPETITION BY FOREIGN AND DOMESTIC COMPANIES, OUR ABILITY TO SUSTAIN OUR GROWTH AND PROFITABILITY, A DOWNTURN IN THE REAL ESTATE MARKET, OUR FAILURE TO ACCURATELY ESTIMATE COSTS ON FIXED-PRICE CONTRACTS OR CONTRACTS WITH NOT-TO-EXCEED PROVISIONS, THE UNCERTAIN TIMING OF AWARDS AND CONTRACTS, OUR ABILITY TO IMPLEMENT OUR ACQUISITION STRATEGY AND TO SUCCESSFULLY INTEGRATE UNIVERSAL ENERGY, INC. AND OTHER ACQUIRED COMPANIES ON A TIMELY AND COST-EFFECTIVE BASIS, THE ABILITY TO MAINTAIN UNIVERSAL ENERGY, INC.'S AND OTHER ACQUIRED COMPANIES' PROFIT MARGINS AND/OR CLIENT BASE, OUTCOMES OF PENDING AND FUTURE LITIGATION, OUR ABILITY TO ATTRACT AND RETAIN EMPLOYEES, THE SHORT- AND LONG-TERM IMPACT OF TERRORIST ACTIVITIES AND RESULTING POLITICAL AND MILITARY POLICIES, AND OTHER FACTORS AS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                     Page 3